EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-136297 on Form S-1 of The Neiman Marcus Group, Inc. and in the related Prospectus Supplement of our reports dated September 6, 2013 (except for Note 20, as to which the date is September 25, 2013), with respect to the consolidated financial statements and schedule of Neiman Marcus Group LTD Inc. and the effectiveness of internal control over financial reporting of Neiman Marcus Group LTD Inc., included in this Annual Report (Form 10-K) for the year ended August 3, 2013.

/s/ ERNST & YOUNG LLP

Dallas, Texas
September 25, 2013